As filed with the Securities and Exchange Commission on July 16, 1998.
                                                      Registration No. 333-58853
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                mobile mini, inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                             86-0748362
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                             1834 West Third Street
                              Tempe, Arizona 85281
                                 (602) 894-6311
     (Address, including zip code, and telephone number including area code, of registrant's principal executive office)

                ------------------------------------------------

                 Lawrence Trachtenberg, Executive Vice President
                             1834 West Third Street
                              Tempe, Arizona 85281
                                 (602) 894-6311
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                ------------------------------------------------

                        Copies of all communications to:

                           Joseph P. Richardson, Esq.
                                 Bryan Cave LLP
                      2800 North Central Avenue, Suite 2100
                             Phoenix, Arizona 85004
                                 (602) 280-8454

                ------------------------------------------------

         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                         [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.                                         [ ]

         The registrant hereby amends this registration statement on such date or dates as maybe necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                                                 Proposed
                                                           Proposed Maximum      Maximum
                                                            Offering Price      Aggregate
Title of Each Class of Securities To Be    Amount To Be       Per Share*      Offering Price       Amount of
               Registered                   Registered                                         Registration Fee
-----------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01              213,750 shares        $9.3125         $1,990,547          $597.00


         *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 7, 1998, as reported on the Nasdaq Stock Market.




                   The Index to Exhibits is located on Page 9.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED July 16, 1998

                                   PROSPECTUS

                                mobile mini, inc.

                         213,750 Shares of Common Stock

         This Prospectus relates to up to 213,750 shares of common stock (the "Shares") of Mobile Mini, Inc., a Delaware corporation (the "Company" or "Mobile Mini"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares estimated to be approximately $17,000.00.

         The Shares are registered pursuant to (i) the terms of Underwriters Unit Warrants and (ii) a purchase agreement relating to certain bridge financing (the "Bridge Financing"). The Underwriter's Unit Warrants were issued to certain of the underwriters of Mobile Mini's initial public offering in 1994. Each Underwriters Unit Warrant entitles the holder to purchase a unit ("Unit") comprised of two shares of the Company's common stock, $.01 par value (the "Common Stock"), at an exercise price of $12.00 per Unit, subject to adjustment. The adjusted exercise price is presently $11.32 per Unit. As originally issued, the Underwriters Unit Warrants also entitled the holders to acquire on warrant (a "Redeemable Warrant") to purchase one share of Common Stock at a $5.00 exercise price. The Redeemable Warrants, to the extent not exercised, expired on February 17, 1998. A total of 198,750 of the Shares were issued or are issuable upon exercise of Underwriters' Unit Warrants. In the Bridge Financing, the Company issued 15,000 shares of Common Stock to its lender, Arizona Land Income Corporation, and the Company agreed that it would cause a registration statement to be filed covering the resale of such shares.

         The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution." To the extent required, the number of shares to be sold, the name of the Selling Stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholder(s) from the sale of the shares offered from time to time hereby will be the purchase price of the shares sold less commissions, discounts and other compensation, if any, paid by the Selling Stockholder(s) to any agent or broker-dealer. The price at which any of the Shares may be sold, and the commissions, if any paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock is traded on the Nasdaq National Market under the symbol "MINI". The average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 30, 1998 was $10.00 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                The date of this Prospectus is ___________, 1998.

                         -------------------------------

         All of the securities to be registered hereby are to be offered for the account of security holders.

                              AVAILABLE INFORMATION

         Mobile Mini is subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Mobile Mini are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C., 20006.

                     --------------------------------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by Mobile Mini with the Commission are incorporated by reference in this Prospectus:

                  1. Mobile Mini's Annual Report on Form 10-K for the year ended December 31, 1997;

                  2. Mobile Mini's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

                  3. The description of Mobile Mini's Common Stock contained in the Company's Registration Statement on Form 8-A dated February 9, 1994, as amended by Amendment No. 1 dated February 16, 1994.

         All documents filed by Mobile Mini pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         Mobile Mini hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to the Investor Relations Department, Mobile Mini, Inc., 1834 West Third Street, Tempe, Arizona 85281, telephone number (602) 894-6311.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Mobile Mini. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mobile Mini since the date hereof.

         This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

         Mobile Mini is a vertically integrated lessor and vendor of portable steel containers and, to a lesser extent, other portable structures. The Company acquires, refurbishes and modifies used ocean-going shipping containers and also manufactures its own containers. These units have a variety of applications including use as portable storage facilities and portable offices. The Company leases and sells its products to a variety of users including retailers/wholesalers (such as Wal-Mart Stores, Inc., K-Mart Corporation and Sears Roebuck & Co. locations), commercial customers (such as Motorola, Inc., Intel Corporation and General Motors Corporation), government entities and homeowners.

         Commencing in 1996, the Company has primarily focused on the leasing, rather than the sale, of containers and portable offices. Leasing activities occur both on-site and off-site. On-site leasing, which constitutes approximately 11% of leasing activity, is similar to a standard mini-storage facility in which the customer's goods are stored in a container at one of the Company's facilities. Such facilities offer container pick-up and delivery services and high levels of security. Off-site leasing involves the delivery of containers to the customer location. Containers are leased pursuant to operating leases with an average initial term of 9.4 months and are thereafter leased on a month-to-month basis. The average lease duration in recent periods has ranged from 18 to 24 months. The Company's containers, many of which are custom designed, range in length from 5 to 45 feet and range in width from 8 to 10.5 feet. A majority of such containers have rental rates ranging from $75 to $150 per month. For the year ended December 31, 1997 and the three months ended March 31, 1998, leasing activities represented approximately 54% and 70%, respectively, of total revenues. As of March 31, 1998, the Company had approximately 19,000 containers in its lease fleet compared to approximately 2,700 containers in 1991.

         The Company markets its storage products through 11 branch locations in Arizona, southern California, New Mexico, Nevada, Oklahoma and Texas, and, to a lesser extent, through its independent dealer network. The Company designs, manufactures and refurbishes containers with many options including swing-out or roll-up, side or end mounted doors, windows and partitions, insulation and air conditioning, shelving and a highly reflective, heat resistant ceramic coating. The Company has patent, proprietary or trade secret rights in all products it designs and manufactures, including patented secure container locking systems. The Company believes its manufacturing capabilities enable it to better meet the needs of its customers and to respond to changes in market conditions.

         Since 1992, the Company has experienced significant growth largely through the growth of leasing revenues which have increased by an annual average growth rate of approximately 58%. The Company's revenues have grown from $17.2 million in 1993 to $46.1 million in 1997, an average annual growth rate of approximately 34%. During the same period, income from operations has grown from

$1.6 million to $8.7 million, an average annual growth rate of approximately 91%. The Company intends to gain additional market penetration in existing and targeted markets through the (i) selective acquisitions of complimentary container leasing operations, (ii) development of new container leasing operations in markets in which no acquisition opportunities exist, (iii) continued growth of same-store leasing and (iv) addition and diversification of product lines. Pursuant to its growth strategy, the Company acquired Nevada Storage Containers of Las Vegas, Nevada in January 1998 and Aspen Instant Storage of Oklahoma City, Oklahoma in April 1998. In addition, the Company also developed and opened a new branch in Albuquerque, New Mexico in April 1998.

         The Company's principal executive office is located at 1834 West Third Street, Tempe, Arizona 85281, and its telephone number is (602) 894-6311.

                                 USE OF PROCEEDS

         Mobile Mini will not receive any proceeds from the sale of the Shares offered hereby; nor will such proceeds be available for Mobile Mini's use or benefit.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby. The Underwriters' Unit Warrants, pursuant to which an aggregate of 198,750 of the Shares were issued or are issuable upon the exercise thereof, were issued to certain of the underwriters of the Company's initial public offering in February 1994. A total of 15,000 of the Shares were issued to the lender in the Bridge Financing. The Underwriters' Unit Warrants constituted additional underwriting compensation in that offering. None of the Selling Stockholders has a material relationship with the Company.

                                      SHARES OF           SHARES             SHARES
                                        COMMON         WHICH MAY BE       BENEFICIALLY
                                         STOCK         SOLD PURSUANT         OWNED
          SELLING                    BENEFICIALLY         TO THIS          AFTER THIS
        STOCKHOLDER                    OWNED (1)        PROSPECTUS        OFFERING (2)
---------------------------------  ----------------  -----------------  ----------------
Arizona Land Income Corporation         15,000            15,000               0
Corporation

Glenn S. Cushman                        12,720            12,720               0

Dickinson & Co.                         53,000            53,000               0

T. Marshall Swartwood                   21,200            21,200               0

Thomas M. Swartwood                     32,330            32,330               0

W. B. McKee Securities, Inc.            59,625            59,625               0

William B. McKee                        19,875            19,875               0

---------------------
         (1) No selling Stockholder beneficially owns shares of the Company's Common Stock in an amount equal to or exceeding 1% of the aggregate number of shares of Common Stock issued and outstanding.

         (2) Assumes all Shares offered by each Selling Stockholder are sold during this offering.

                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). The

Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for deliver of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the 1933 Act.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

         The Company has agreed with certain Selling Stockholders pursuant to the Underwriters' Unit Warrants to keep the Registration Statement of which this Prospectus constitutes a part effective for up to 180 days following the date of this Prospectus. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon Bryan Cave LLP, Phoenix, Arizona, counsel to the Company.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of Mobile Mini, Inc., at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

         Registration Fee --                                   $ 625
              Securities and Exchange Commission
         Accountants' Fees                                     5,000
         Legal Fees                                           10,000
         Miscellaneous                                         1,365
                                                              ------
                                                             $17,000

Item 15. Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. Pursuant to these provisions, the Company intends to enter into indemnity agreements with each of its directors and executive officers.

         In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations if law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16. List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits which follows the signature page.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Mobile Mini pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, Arizona on July 16, 1998.

                            MOBILE MINI, INC.


                            /s/ Lawrence Trachtenberg
                            ----------------------------------------------------
                            Lawrence Trachtenberg
                            Executive Vice President and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                                              DATE

/s/      *                            President, Chief Executive Officer
---------------------------           Executive Officer and Director (principal
Steven G. Bunger                      executive officer)

/s/ Lawrence Trachtenberg             Executive Vice President, Chief Financial          July 16, 1998
---------------------------           Officer and Director (principal financial
Lawrence Trachtenberg                 officer)

/s/      *                            Vice President - Controller (principal
---------------------------           accounting officer)
Deborah K. Keeley

/s/      *                            Chairman of the Board
---------------------------
Richard E. Bunger

/s/      *                            Director
---------------------------
George Berkner

/s/      *                            Director
---------------------------
Ronald J. Marusiak

*By /s/ Lawrence Trachtenberg                                                            July 16, 1998
    -------------------------
    Lawrence Trachtenberg
    Attorney-in-Fact

                                   S-1 (p.8)

                                INDEX TO EXHIBITS



      Exhibit No.      Description

          5            Opinion of Counsel re: legality

         23.1          Consent of Arthur Andersen LLP as Independent Accountants

         23.2          Consent of Bryan Cave LLP (Included in Exhibit 5)

         24            Power of Attorney (Included on original Signature Page)
                                       9